Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. REPORTS 2017 SECOND QUARTER FINANCIAL RESULTS

Improvements to sales revenue impacted by increased corporate overhead and one-time non-operating expenses
To maintain financial flexibility, Partnership will not pay second or third quarter distributions

TREVOSE, PA – December 12, 2017 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) today announced it has reported financial results for the second quarter 2017. Investors are encouraged to read the Partnership's quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), which contains additional details, and can be found at www.stonemor.com.
Revenues were $86.0 million for the three months ended June 30, 2017, an increase of $7.0 million over the prior year period. The increase was primarily due to growth in the sales of cemetery merchandise and services and an increase in investment and other income. Revenues were $168.9 million for the six months ended June 30, 2017, an increase of $11.7 million over the prior year period. The increase was also due to growth in the sales of cemetery merchandise and services, a reduction in the number of contract cancellations, as well as revenues from properties acquired in August 2016.
Year-to-date net cash from operating activities was $15.5 million,an increase of $7.0 million from $8.5 million during the prior year period. This was primarily due to a $14.3 million increase in working capital resulting from increased focus on delivery of pre-need merchandise, offset by a $7.3 million decrease in net income excluding non-cash items.
Second quarter net loss was $11.6 million, compared to a net loss of $8.1 million for the prior year restated period. Net loss was $20.1 million for the six months ended June 30, 2017 compared to a net loss of $14.5 million for the prior year restated period. The increased loss for the three- and six- month periods was driven largely by increases in corporate overhead costs resulting from the Partnership's accounting review and delayed filing of its Annual Report on Form 10-K for 2016, as well as certain one-time non-operating expenses such as litigation costs offset partially by reductions in funeral home costs.
Unitholder Distributions
As of June 30, 2017, the Partnership had $6.8 million of cash and cash equivalents and $309.9 million of total debt, including $142.9 million outstanding under its revolving credit facility. Given the Partnership’s current level of cash and cash equivalents, to preserve capital resources and liquidity, the Board of Directors of the General Partner has concluded that it is not in the best interest of unitholders to pay a second or third quarter 2017 distribution. The decision provides additional liquidity in future periods and the Board expects to consider appropriate levels of distributions if and as conditions improve.
Paul Grady, StoneMor's President and Chief Executive Officer, commented, "This difficult but prudent decision has been made in light of our commitment to live within the four corners of our balance sheet and ensure the Partnership has sufficient liquidity and funds available. We look forward to sharing information about our operational and financial performance on our investor conference call following the announcement of our third quarter results.”

The Partnership noted that it is continuing to work to complete the delayed filing of its report on Form 10-Q for the Third Quarter ended September 30, 2017. Consistent with the terms of its recently amended credit facility, the Partnership anticipates filing its Third Quarter 10-Q on or before January 25, 2018.

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About StoneMor Partners L.P.
StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 94 funeral homes in 27 states and Puerto Rico.
StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release, including, but not limited to, information regarding the expected timing of filing the Third Quarter 10-Q, providing information about unitholder distributions, and its next investor call are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend (including, but not limited to StoneMor’s intent to maintain or increase its distributions),” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt, pay distributions, and increase its distributions, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.
StoneMor’s additional risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: the consequences of the Partnership’s delinquent filing of its Third Quarter Form 10-Q, including that the U.S. Securities and Exchange Commission could institute an administrative proceeding seeking the revocation of the registration of the Partnership’s common units under the Exchange Act, and that the Partnership remains delinquent in its required filings with the New York Stock Exchange (“NYSE”) and could ultimately face the possible delisting of its common units from the NYSE; the potential for defaults under the Partnership’s amended credit facility if the Third Quarter 10-Q is not filed within the specified period or the indenture governing its senior notes if the Partnership fails to file it within 120 days after notice from the trustee under the indenture; the Partnership’s ability to obtain relief from its creditors if it cannot file the Third Quarter 10-Q within the period prescribed by the Partnership’s amended credit facility or the indenture governing its senior notes, the terms on which such relief might be granted and any restrictions that might be imposed in connection with any relief that might be obtained; uncertainties associated with future revenue and revenue growth; uncertainties associated with the integration or anticipated benefits of recent acquisitions or any future acquisitions; StoneMor’s ability to complete and fund additional acquisitions; the effect of economic downturns; the impact of StoneMor’s significant leverage on its operating plans; the decline in the fair value of certain equity and debt securities held in StoneMor’s trusts; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to achieving operating improvements, including improving sales productivity and reversing negative trends in costs of goods sold, certain expenses, cemetery billings and investment income from trusts, strong cash flows, further deleveraging and liquidity enhancement; StoneMor’s ability to successfully compete in the cemetery and funeral home industry; litigation or legal proceedings that could expose StoneMor to significant liabilities and damage StoneMor’s reputation, including but not limited to litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; the effects of cyber security attacks due to StoneMor’s significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund StoneMor’s pre-need funeral contracts; and various other uncertainties associated with the death care industry and StoneMor’s operations in particular.
When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2017	December 31, 2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$6,826	$12,570
Accounts receivable, net of allowance	77,127	77,253
Prepaid expenses	7,708	5,532
Assets held for sale	1,169	—
Other current assets	22,883	23,466
Total current assets	115,713	118,821

Long-term accounts receivable, net of allowance	100,710	98,886
Cemetery property	334,456	337,315
Property and equipment, net of accumulated depreciation	113,058	118,281
Merchandise trusts, restricted, at fair value	512,423	507,079
Perpetual care trusts, restricted, at fair value	337,684	333,780
Deferred selling and obtaining costs	123,177	116,890
Deferred tax assets	67	64
Goodwill	70,436	70,436
Intangible assets	64,266	65,438
Other assets	20,660	20,023
Total assets	$1,792,650	$1,787,013

Liabilities and Partners' Capital
Current liabilities:
Accounts payable and accrued liabilities	$39,642	$35,547
Accrued interest	1,815	1,571
Current portion, long-term debt	3,251	1,775
Total current liabilities	44,708	38,893

Long-term debt, net of deferred financing costs	306,696	300,351
Deferred revenues	898,256	866,633
Deferred tax liabilities	21,004	20,058
Perpetual care trust corpus	337,684	333,780
Other long-term liabilities	38,148	36,944
Total liabilities	1,646,496	1,596,659
Commitments and contingencies
Partners' capital (deficit):
General partner interest	(2,387)	(1,914)
Common limited partners' interest	148,541	192,268
Total partners' capital	146,154	190,354
Total liabilities and partners' capital	$1,792,650	$1,787,013
See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 (the "Second Quarter 10-Q").

STONEMOR PARTNERS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		(As restated)*		(As restated)*
Revenues:
Cemetery:
Merchandise	$40,895	$38,420	$78,898	$72,110
Services	16,340	13,733	31,289	27,452
Investment and other	13,511	12,051	26,086	26,465
Funeral home:
Merchandise	6,749	6,604	14,585	14,086
Services	8,457	8,170	18,040	17,037
Total revenues	85,952	78,978	168,898	157,150

Costs and Expenses:
Cost of goods sold	12,043	12,042	25,562	22,762
Cemetery expense	20,124	17,485	36,821	33,341
Selling expense	15,623	16,575	32,082	31,308
General and administrative expense	9,753	8,993	19,710	18,197
Corporate overhead	16,067	9,737	27,171	20,048
Depreciation and amortization	3,391	3,155	6,846	6,220
Funeral home expenses:
Merchandise	1,623	1,835	3,383	3,984
Services	5,454	6,156	11,153	12,611
Other	4,987	4,746	10,332	9,886
Total costs and expenses	89,065	80,724	173,060	158,357

Other gains (losses), net	(1,071)	(191)	(1,071)	(1,073)
Interest expense	(6,741)	(5,707)	(13,447)	(11,497)
Loss from continuing operations before income taxes	(10,925)	(7,644)	(18,680)	(13,777)
Income tax expense	(657)	(500)	(1,463)	(760)
Net loss	$(11,582)	$(8,144)	$(20,143)	$(14,537)
General partner's interest	$(121)	$1,091	$(210)	$2,192
Limited partners' interest	$(11,461)	$(9,235)	$(19,933)	$(16,729)
Net loss per limited partner unit (basic and diluted)	$(0.30)	$(0.27)	$(0.53)	$(0.50)
Weighted average number of limited partners' units outstanding (basic and diluted)	37,957	34,837	37,938	33,688
*Refer to Note 1 in Part I, Item 1 of the Second Quarter 10-Q for further detail regarding the restatement.
See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q

STONEMOR PARTNERS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2017	2016
		(As restated)*
Cash Flows From Operating Activities:
Net loss	$(20,143)	$(14,537)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	5,661	4,443
Depreciation and amortization	6,846	6,220
Provision for cancellations	2,682	6,324
Non-cash compensation expense	488	819
Non-cash interest expense	2,195	1,534
Other (gains) losses, net	872	1,073
Changes in assets and liabilities:
Accounts receivable, net of allowance	(4,946)	(12,191)
Merchandise trust fund	43,915	(10,517)
Other assets	(3,125)	(2,715)
Deferred selling and obtaining costs	(6,287)	(6,519)
Deferred revenues	(17,633)	30,579
Deferred taxes, net	944	81
Payables and other liabilities	4,031	3,865
Net cash provided by operating activities	15,500	8,459
Cash Flows From Investing Activities:
Cash paid for capital expenditures	(3,311)	(7,504)
Cash paid for acquisitions	—	(1,500)
Proceeds from divestitures	451	—
Proceeds from asset sales	401	1,848
Net cash used in investing activities	(2,459)	(7,156)
Cash Flows From Financing Activities:
Cash distributions	(24,545)	(44,703)
Proceeds from borrowings	62,792	38,744
Repayments of debt	(56,256)	(75,247)
Proceeds from issuance of common units, net of costs	—	74,537
Cost of financing activities	(776)	(351)
Net cash used in financing activities	(18,785)	(7,020)
Net decrease in cash and cash equivalents	(5,744)	(5,717)
Cash and cash equivalents - Beginning of period	12,570	15,153
Cash and cash equivalents - End of period	$6,826	$9,436
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$11,118	$9,994
Cash paid during the period for income taxes	$2,630	$2,325
Non-cash investing and financing activities:
Acquisition of assets by financing	$1,384	$137
Classification of assets as held for sale	$1,169	$—
*Refer to Note 1 in Part I, Item 1 of the Second Quarter 10-Q for further detail regarding the restatement.
See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q